UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2007

BRISTOL-MYERS SQUIBB COMPANY

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-1136	22-079-0350
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

345 Park Avenue

New York, NY, 10154

(Address of Principal Executive Office)

Registrant’s telephone number, including area code: (212) 546-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.

As previously reported, on August 31, 2006 the U.S. District Court for the Southern District of New York (the “Court”) granted a preliminary injunction (the “Preliminary Injunction”) ordering Apotex Inc. and Apotex Corp. (collectively, “Apotex”) to halt sales of a generic version of clopidogrel bisulfate product that competes with PLAVIX®. The Preliminary Injunction was obtained by Bristol-Myers Squibb Sanofi Pharmaceuticals Holding Partnership (the “Partnership”) and the other plaintiffs in Case Number 02-CV-2255 (the “Case”). The Court ordered the plaintiffs to post a bond in the amount of $400 million to provide security to Apotex should the Court conclude at the end of the patent litigation that the injunction was wrongly imposed. Bristol-Myers Squibb Company (the “Company”) arranged for the issuance, on behalf of the Partnership, of a surety bond (the “Bond”) in the amount of $200 million (the “Bond Amount”) in connection with the Preliminary Injunction. The Bond was issued pursuant to surety arrangements (the “Surety Arrangements”) with Travelers Casualty and Surety Company of America (the “Surety”). Under the Bond, the Surety undertook to pay the costs and damages the Court may have decided the defendants in the Case had incurred or suffered by reason of the Preliminary Injunction in an amount up to but not exceeding the Bond Amount if the Court had ruled that the defendants were wrongfully enjoined or restrained.

Among other things, the Surety Arrangements (i) obligated the Company to pay all premiums for each bond furnished by the Surety pursuant to the Surety Arrangements; (ii) required the Company to indemnify the Surety from all loss, cost and expense of whatever kind, including unpaid premiums, interest, court costs and counsel fees, as well as any expense incurred or sustained by reason of making any investigation which the Surety may incur or sustain as a result of or in connection with the furnishing of bonds and the assumption of obligations of the Surety of bonds (collectively, “Loss”) and reimburse the Surety for all sums paid on account of any Loss and/or to deposit with the Surety, on demand, the amount of any reserve against any Loss, (iii) secured the Company’s obligation to the Surety with respect to the Bond by $200 million in cash collateral pledged by the Company and (iv) in the event of a claim on the Bond, required the Company to satisfy its indemnity obligation to the Surety either by directing the Surety to draw upon the pledged collateral to satisfy the claim or by using its own funds to pay the claim. Under the Surety Arrangements, the Company’s obligation to indemnify the Surety was not contingent upon, and could not be delayed by the exercise of, any rights that the Company had against sanofi-aventis (“sanofi”) under their existing sharing arrangements. The foregoing description of the Surety Arrangements is qualified in its entirety by the terms of the Surety Arrangements, copies of which were filed as Exhibits 10bb, 10cc, 10dd and 10ee to the Company’s Current Report on Form 8-K filed on September 5, 2006.

On June 19, 2007, the Court upheld the validity and enforceability of U.S. patent 4,847,265 covering clopidogrel bisulfate, the active ingredient in Plavix®, maintaining the main patent protection for this product in the United States until November 2011. The Court also ruled that Apotex’s generic clopidogrel bisulfate infringes sanofi’s patent, and has enjoined Apotex from marketing this product in the United States until the patent expires.

On June 21, 2007, the Court ordered release of the Bond and release of the Surety from any liability in connection with the Bond. As a result, the Company’s obligations under the Surety Arrangements with respect to the Bond were effectively terminated. The Surety Arrangements, which provide generally for the issuance of surety bonds from time to time, will remain in effect.

Item 8.01.	Other Events.

On June 19, 2007, the Company and sanofi issued a press release announcing that the Court has upheld the validity and enforceability of U.S. patent 4,847,265 covering clopidogrel bisulfate, the active ingredient in Plavix®, maintaining the main patent protection for this product in the United States until November 2011. The Court also ruled that Apotex’s generic clopidogrel bisulfate infringes sanofi’s patent, and has enjoined Apotex from marketing this product in the United States until the patent expires.

A copy of the press release is furnished as Exhibit 99.1 to this report.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press release of Bristol-Myers Squibb Company dated June 19, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRISTOL-MYERS SQUIBB COMPANY

Dated: June 25, 2007	By:	/s/ Sandra Leung
	Name:	Sandra Leung
	Title:	Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release of Bristol-Myers Squibb Company dated June 19, 2007